Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-227645 and 333-227645-02

BMW AUTO LEASING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS BMW AUTO LEASING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT BMW AUTO LEASING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, BMW AUTO LEASING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-831-9146.

Free Writing Prospectus dated March 7, 2019

$800,000,000

BMW Vehicle Lease Trust 2019-1
Issuing Entity

BMW Auto Leasing LLC
Depositor

BMW Financial Services NA, LLC
Sponsor, Servicer and Administrator

The depositor has prepared a preliminary prospectus dated March 7, 2019 which describes the notes issued by the issuing entity and offered by the preliminary prospectus (the “Offered Notes”). You should review such preliminary prospectus in its entirety before deciding to purchase any of the Offered Notes.

Ratings

It is a condition to the issuance of the Offered Notes that, on the closing date, they receive at least the indicated ratings from Moody’s Investors Service, Inc. (“Moody’s”), and S&P Global Ratings (“S&P” and, together with Moody’s, the “rating agencies”), listed below.

	Moody’s	S&P
Class A-2 Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)

A security rating is not a recommendation to buy, sell or hold notes. The ratings of the Offered Notes address the likelihood of the payment of principal and interest on the Offered Notes according to their terms.  Each rating agency rating the Offered Notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw its assigned rating at any time. If this happens, no person or entity will be obligated to provide any additional credit enhancement for the Offered Notes. Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, depositor, servicer, administrator, indenture trustee, owner trustee, asset representations reviewer or any of their affiliates will be required to monitor any changes to the ratings on these Offered Notes.

Joint Bookrunners
Citigroup	Credit Agricole Securities	Lloyds Securities
Co-Managers
COMMERZBANK	US Bancorp